As filed with the Securities and Exchange Commission on April 27, 2007
Registration No. 333-141861

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE
AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMREP CORPORATION
(Exact name of registrant as specified in its charter)

Oklahoma	59-0936128
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

300 Alexander Park, Suite 204
Princeton, New Jersey 08540
(609) 716-8200
(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter M. Pizza
Vice President and Chief Financial Officer
AMREP Corporation
300 Alexander Park, Suite 204
Princeton, New Jersey 08540
(609) 716-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Irving Needleman	F. Douglas Raymond, III
Vice President, General Counsel and Secretary	Drinker Biddle & Reath LLP
AMREP Corporation	One Logan Square
300 Alexander Park, Suite 204	18th and Cherry Streets
Princeton, New Jersey 08540	Philadelphia, PA 19103-6996

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Subject to Completion, dated April 27, 2007.
The information in this prospectus is not complete and may be changed. We may not and the selling securityholder identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS
AMREP CORPORATION
[LOGO]
$150,000,000
Common Stock
Debt Securities
Warrants
Units
by AMREP Corporation
and
450,000 shares of Common Stock
by a Selling Securityholder

     AMREP Corporation may from time to time offer and sell, together or separately, (i) shares of common stock, (ii) debt securities, (iii) warrants to purchase common stock or debt securities and (iv) units consisting of two or more classes of the securities registered hereunder at an aggregate public offering price not to exceed $150,000,000. In addition, a selling securityholder, The Karabots Foundation, may from time to time offer and sell up to an additional 450,000 shares of our common stock for the reason described in the section entitled “Selling Securityholder.”
     In this prospectus, we refer to shares of our common stock, debt securities, warrants and units collectively as the “Securities.” The specific terms of the securities to be offered including their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion and sinking fund terms, if any, exercise price and detachability, if any, will be described in a supplement to this prospectus.
     We may offer the securities and The Karabots Foundation may offer up to an additional 450,000 shares of our common stock from time to time in amounts, at prices and on other terms to be determined at the time of offering. These securities may be offered to or through one or more agents, dealers or underwriters, directly to purchasers or through a combination of these methods. For additional information, you should refer to the section entitled “Plan of Distribution.” If any agents, dealers or underwriters are involved in the sale of any of the securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be described in the relevant prospectus supplement. We will not receive any proceeds from any sale of shares of our common stock by The Karabots Foundation.
     Investing in the securities offered hereby involves risks. See “Risk Factors” beginning on page 2.
     Our common stock is traded on the New York Stock Exchange under the symbol “AXR.” Any prospectus supplement will also contain information, where applicable, as to any other listing on a securities exchange of the securities covered by such prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     This prospectus may not be used to offer or sell our securities unless it is accompanied by a prospectus supplement.
This prospectus is dated [_______], 2007.

About this Prospectus
     All references in this prospectus to “AMREP Corporation,” “our company,” “our,” “us” and “we” refer to AMREP Corporation, an Oklahoma corporation, and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $150,000,000. In addition, The Karabots Foundation may sell up to 450,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we or The Karabots Foundation may offer. Each time we or The Karabots Foundation sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with the additional information described in “Where You Can Find More Information” before you decide whether to invest in the securities.
     You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under “Where You Can Find More Information” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither our company nor The Karabots Foundation is making an offer to sell these securities or soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the securities, including the merits and risks involved.

i

     We are not making any representation to any purchaser of the securities regarding the legality of an investment in the securities by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to historical information, this prospectus, including the information incorporated by reference into this prospectus, may contain statements relating to future events or our future results. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor provisions created by statute. These forward-looking statements include, but are not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management and assumptions regarding our future performance, operating expenses, working capital needs, liquidity and capital requirements, business trends and competitiveness.
     Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “project,” “expect,” “intend,” “estimate,” “plan,” “goal,” “continue,” and “believe,” or the negative of or other variations on these and other similar expressions identify forward-looking statements. Forward-looking statements are based on our current expectations and projections about future events and involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, those described under “Risk Factors” and those detailed from time to time in our filings with the SEC which are incorporated by reference into this prospectus. In addition, other risks and uncertainties not presently known to us or that we currently consider less significant could affect the accuracy of our forward-looking statements. Although we believe our estimates and assumptions to be reasonable, such estimates and assumptions may prove to be inaccurate. Our forward-looking statements are made only as of the date of this prospectus and are not guarantees of our future performance or future events. We do not undertake to update or revise the forward-looking statements contained in or incorporated by reference into this prospectus, whether as a result of new information, future events or otherwise.

iii

SUMMARY
     The following is a summary and therefore it does not contain all of the information that is important to you or that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the other documents included in or incorporated by reference into this prospectus, and any prospectus supplement before making an investment decision.
Business
     Our company, through its subsidiaries, is primarily engaged in three business segments: real estate development, fulfillment services and newsstand distribution services. Through our subsidiary AMREP Southwest Inc., we are a major landholder and a leading developer of real estate in New Mexico and we are the founder of Rio Rancho, which is the third largest city in New Mexico. Our current activities in Rio Rancho are focused primarily on the entitlement, development and sale of land for residential, commercial and industrial uses. Through our subsidiary, Kable Media Services, Inc. and its subsidiaries, we provide fulfillment and related services to publishers, including magazine subscription fulfillment services, lettershop and graphic arts services, customer telephone support and list services. We also provide product fulfillment services for publishers and others. Our newsstand distribution services business provides marketing services for publishers and distributes magazines to wholesalers, direct distributors and specialty retailers.
     AMREP Corporation was organized in Oklahoma in 1961 and has been listed on the New York Stock Exchange, symbol “AXR,” since 1972. Our principal executive office is located at 300 Alexander Park, Suite 204, Princeton, NJ 08540, and our telephone number is (609) 716-8200. We maintain a website with the address www.amrepcorp.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

RISK FACTORS
     Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below and all other information in this prospectus, including the financial statements and other documents summarized in or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only risks we face. If any of the following risks, or other risks and uncertainties that we have not yet identified occur, our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose part or all of your investment.
Risks Related to Our Real Estate Operations
Our real estate assets are concentrated in one market, Rio Rancho, New Mexico, meaning our results of operations and future growth may be limited or affected by economic changes in that market.
     Substantially all of our real estate assets are located in Rio Rancho, New Mexico, which is adjacent to Albuquerque, New Mexico. As a result of this geographic concentration, we could be affected by changes in economic conditions in this region from time to time, including economic contraction due to, among other things, the failure of key industries and employers. Our results of operations, our future growth or both may be adversely affected if the demand for residential or commercial real estate declines in the Rio Rancho area as a result of changes in economic conditions.
A downturn in the business of Rio Rancho’s largest employer could adversely affect our real estate development business there.
     Intel Corporation, the largest employer in Rio Rancho with approximately 5,600 full-time employees at January 31, 2007, operates a large semiconductor manufacturing facility there and is in the process of significantly expanding this facility. If Intel Corporation’s presence in Rio Rancho were to diminish for any reason, such as in response to a downturn in its semiconductor manufacturing business, the Rio Rancho real estate market and consequently our land development business located there could be adversely affected.
As Rio Rancho continues to grow, our land development activities in that market may be subject to greater limitations than they have been historically.
     When we acquired our core real estate inventory in Rio Rancho, New Mexico over 40 years ago, the area was not developed and had a low population. As of January 31, 2007, Rio Rancho was the third largest city in New Mexico and had a population of approximately 74,000. As Rio Rancho continues to grow, we may be unable to engage in development activities comparable to those we have engaged in historically. Local community or political groups may oppose our development plans or require modification of those plans, which could cause delays or increase the cost of our development projects. In addition, zoning density limitations, “slow growth” provisions or other land use regulations implemented by state, city or local governments could further restrict our development activities or adversely affect financial returns from a given project, which could adversely affect our results of operations.
Our real estate assets are diminishing over time, meaning long-term growth in the real estate business will require the acquisition of additional real estate assets, possibly by expanding into new markets.
     Substantially all of our real estate revenues are derived from sales of our core inventory in Rio Rancho, New Mexico. This property was acquired more than 40 years ago, and each time we develop and sell real estate to customers in Rio Rancho, our real estate assets diminish. As of January 31, 2007, we owned approximately 17,700 acres in Rio Rancho out of an original purchase of approximately 91,000 acres. The continuity and future growth of our real estate business will require that we acquire new properties in or near Rio Rancho or expand to other markets to provide sufficient assets to maintain our current level of operations and revenue. While we hold two properties in Colorado, we have not for many years made any significant attempt to identify a development opportunity similar to the one we have undertaken in Rio Rancho, and there can be no assurance that we will be able to identify such an opportunity in another market. If we do not acquire new real estate assets, our real estate holdings will continue to diminish, which will adversely affect our ability to continue our real estate operations at their current level.

Our remaining Rio Rancho real estate is not all in contiguous blocks, which may adversely affect our ability to sell lots at levels comparable with the recent past.
     Of the 17,700 acres in Rio Rancho we owned at January 31, 2007, approximately 4,700 acres were in contiguous blocks that are being developed or are suitable for development, and approximately 2,000 acres were in areas with a high concentration of ownership, where we own more than 50% of the lots in the area, suitable for special assessment districts or city redevelopment areas that may allow for future development under the auspices of local government. The balance is in scattered lots, where we own less than 50% of the lots in the area, that may require the purchase of a sufficient number of adjoining lots to create tracts suitable for development or that we may attempt to sell individually or in small groups. As our land sales continue and the amount of our contiguous and highly concentrated lots diminishes, our ability to continue to sell lots and generate land sale revenues at the levels of the recent past may be adversely affected, which would have an adverse effect on our results of operations.
We may not be able to acquire properties or develop them successfully.
     If we are able to identify a development opportunity similar to the one we have undertaken in Rio Rancho, the success of our real estate segment will still depend in large part upon our ability to acquire additional properties on satisfactory terms and to develop them successfully. If we are unable to do so, our results of operations could be adversely affected.
     The acquisition, ownership and development of real estate is subject to many risks that may adversely affect our results of operations, including the risks that:
•	we may not be able to acquire a desired property because of competition from other real estate investors with greater capital than we have;

•	we may not be able to obtain financing on acceptable terms, or at all;

•	an adverse change in market conditions during the interval between acquisition and sale of a property may result in a lower than originally anticipated profit;

•	we may underestimate the cost of development required to bring an acquired property up to standards established for the market position intended for that property;

•	acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and this could have an adverse effect on our results of operations.
Our real estate development activities have been primarily limited to a single market and we may face substantially more experienced competition in acquiring and developing real estate in new markets.
     Since our real estate acquisition and development activities have been primarily limited to the Rio Rancho market, we do not have extensive experience in acquiring real estate in other markets or engaging in development activities in multiple markets simultaneously. Should we seek to acquire additional real estate in new markets, competition from other potential purchasers of real estate could adversely affect our operations. Many of these entities may have substantially greater experience than we do in identifying, acquiring and developing real estate opportunities in other markets and in managing real estate developments in multiple markets. The entities may also have greater financial resources than we do and may be able to pay more than we can or accept more risk than we are willing to accept to acquire real estate. These entities also may be less sensitive to risks with respect to the costs or the geographic concentration of their investments. This competition therefore may prevent us from acquiring the real estate assets we seek, or increase the cost of properties that we do acquire. Competition may also reduce the number of suitable investment opportunities available to us or may increase the bargaining power of property owners seeking to sell.
     We will likely compete for real estate investment opportunities with, among others, insurance companies, pension and investment funds, partnerships, real estate or housing developers, investment companies, real estate investment trusts (REITs), and owner/occupants.

Properties that we acquire may have defects that are unknown to us.
     Although we generally perform due diligence on prospective properties before they are acquired, and on a periodic basis after acquisition, any of the properties we may acquire may have characteristics or deficiencies unknown to us that could adversely affect the property’s value or revenue potential.
We are subject to substantial legal, regulatory and other requirements regarding the development of land and require government approvals that may be denied, and thus we may encounter difficulties in obtaining entitlements on a timely basis, which could limit our ability to sell land at levels comparable with the recent past.
     There are many legal, regulatory and other requirements regarding the development of land that may delay the start of planned development activities, increase our expenses or limit our customers’ development activities. Development activities performed in connection with real estate sales include obtaining necessary governmental approvals, acquiring access to water supplies, installing utilities and necessary storm drains and building or improving roads. These tasks are regulated by numerous local, state and federal statutes, ordinances and rules and regulations, including those concerning zoning, resource protection and environmental laws. These regulations often provide broad discretion to the governmental authorities that regulate these matters and from whom we must obtain necessary approvals. The approval process can be lengthy and delays can increase our costs, as well as the costs for the primary customers of our real estate business (residential and commercial developers). Failure to obtain necessary approvals could significantly adversely affect our real estate development activities and our results of operations.
Unless the City of Rio Rancho supplements its current water supply, development of our remaining Rio Rancho land may be adversely affected.
     All of our future Rio Rancho land development will require water service from the City of Rio Rancho or other comparable source. While the city has not denied any development in the past due to a shortage of water supply, it has recently expressed concerns that its current water supply cannot support growth indefinitely. Although the city is currently pursuing various methods to supplement its water supply, if it is unsuccessful, development of our remaining Rio Rancho land could be adversely affected.
We may be subject to environmental liability.
     Various laws and regulations impose liability on real property owners and operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In our role as a property owner or developer, we could be held liable for such costs. This liability may be imposed without regard to the legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of the hazardous or toxic substances. If we fail to disclose environmental issues, we could also be liable to a buyer or lessee of the property. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. If we incur any such liability that is material, our results of operations would be adversely affected.
Real estate is a cyclical industry, and our results of operations could be adversely affected during cyclical downturns in the industry.
     During periods of economic expansion, the real estate industry typically benefits from an increased demand for developable land. In contrast, during periods of economic contraction, the real estate industry is typically adversely affected by a decline in demand. For example, in early 2007 increased defaults under subprime mortgages led to significant losses for the companies offering such mortgages and contributed to a downturn in the residential housing market. Further, real estate development projects typically begin, and financial and other resources are committed, long before the real estate project comes to market, which could be during a time when the real estate market is depressed. There can be no assurance that an increase in demand or an economic expansion will be sustained in the Rio Rancho market, where our core real estate business is based and operates, or in any other new market into which we expand our real estate operations. Any of the following could cause a general decline in the demand for residential or commercial real estate which, in turn, could contribute to a cyclical downturn in the real estate development industry that could have a material adverse effect on our results of operations:
•	changes in government regulation;

•	periods of general economic slowdown or recession;

•	rising interest rates and a decline in the general availability of mortgage financing;

•	adverse changes in local or regional economic conditions;

•	shifts in population away from the markets that we serve;

•	tax law changes, including potential limits on, or elimination of, the deductibility of certain mortgage interest expense, real property taxes and employee relocation expenses; and

•	acts of God, including hurricanes, earthquakes and other natural disasters.
Changing market conditions may adversely affect companies in the real estate industry who rely upon credit in order to finance their purchases of land from us.
     Changes in interest rates and other economic factors can dramatically affect the availability of capital for our developer customers. Residential and commercial developers to whom we sell land frequently rely upon third party financing to provide the capital necessary for their acquisition of land. Changes in economic and other external market conditions may result in their inability to obtain suitable financing, which could adversely impact our ability to sell land, or force us to sell land at lower prices, which would adversely affect our results of operations.
Changes in general economic, real estate development or other business conditions could adversely affect our business and its financial results.
     A significant percentage of our real estate revenues are derived from customers in the residential homebuilding business, which is particularly sensitive to changes in economic conditions and factors such as the level of employment, consumer confidence, consumer income, availability of mortgage financing and interest rates. Adverse changes in any of these conditions, such as the collapse of the subprime mortgage industry in early 2007, could decrease demand for homes generally and therefore affect the pricing of homes and in turn the price of land sold to developers, which could adversely affect our results of operations.
A number of contracts for individual lot sales made prior to 1977 require us to exchange land in areas where utilities are not installed for land in an area that is serviced by utilities.
     In connection with certain individual homesite sales made prior to 1977 at Rio Rancho, if water, electric and telephone utilities have not reached the lot site when a purchaser is ready to build a home, we are obligated to exchange a lot in an area then serviced by such utilities for the lot of the purchaser, without cost to the purchaser. Although this has not been the case in the past, if we were to experience a large number of requests for such exchanges in the future, our results of operations could be adversely impacted.
If subcontractors are not available to assist in completing our land development projects, we may not be able to complete those projects on a timely basis.
     The development of land on a timely basis is critical to our ability to complete development projects in accordance with our contractual obligations. The availability of subcontractors in the markets in which we operate can be affected by factors beyond our control, including the general demand for these subcontractors by other developers. If subcontractors are not available when we require their services, we may experience delays or be forced to seek alternative suppliers, which may increase costs or adversely affect our ability to sell land on a timely basis.
Land investments are generally illiquid, and we may not be able to sell our properties when it is economically or strategically advantageous to do so.
     Land investments generally cannot be sold quickly, and our ability to sell properties may be affected by market conditions. We may not be able to diversify or vary our portfolio promptly in accordance with our strategies or in response to economic or other conditions. Our ability to pay down debt, reduce interest costs and acquire properties is dependent upon our ability to sell the properties we have selected for disposition at the prices and within the deadlines we have established for each respective property.

Risks Related to Our Media Service Operations
Our media operations could face increased costs and business disruption from instability in the newsstand distribution channel.
     We extend credit to various companies that may be affected by changes in economic or other external conditions. Financial instruments that may potentially subject us to a significant concentration of risk primarily consist of trade accounts receivable from wholesalers in the magazine distribution industry. Due to industry consolidation, four wholesalers represent approximately 80% of the wholesale magazine distribution business, and the insolvency of any of them could have a material adverse impact on our results of operations. In addition, due to the significant concentration, should there be a disruption in the wholesale channel, it could impede our ability to distribute magazines to the retail marketplace.
Almost all of our revenues in our newsstand distribution services business are derived from sales made on a fully returnable basis, and an error in estimating expected returns could cause a misstatement of revenues for the period affected.
     As is customary in the magazine distribution industry, almost all of our revenues in our newsstand distribution services business segment are derived from sales made on a fully returnable basis, meaning that customers may return unsold copies of magazines for credit. During our fiscal year ended April 30, 2006, approximately 75% of the magazines initially distributed by us were ultimately returned for credit by customers. We recognize revenues from the distribution of magazines at the time of delivery to the wholesalers, less a reserve for estimated returns that is based on historical experience and recent sales data on an issue-by-issue basis. Although we have the contractual right to return these magazines for offsetting credits from the publishers from whom the magazines are purchased, an error in estimating the percentage of returns at the end of an accounting period would have the effect of understating or overstating revenues in the period affected, which misstatement would have to be adjusted in the subsequent period when the actual information became known.
The introduction and increased popularity of alternative technologies for the distribution of news, entertainment and other information and the resulting shift in consumer habits and advertising expenditures from print to other media could adversely affect our media services businesses.
     Revenues in our media services business segments are principally derived from services we perform for publishers. Historically, a reduction in the demand for our newsstand distribution services due to lower sales of magazines at newsstands has often been at least partially offset by an increase in demand for our fulfillment services as customers affected by the reduction in newsstand distribution sought publications through subscription. However, the distribution of news, entertainment and other information via the Internet has become increasingly popular over the past several years, and viewing news, entertainment and other content on a personal computer, cellular phone or other electronic device has also become increasingly popular. The resulting shift of advertising dollars from traditional print media to online media could adversely affect the publishing industry in general and have a negative impact on both our fulfillment and newsstand distribution segments due to the shift in consumer demand away from print media and toward digital downloading and other delivery methods.
Our publisher customers face increased costs for paper and postal rates and, as a result, may be unable or unwilling to absorb cost increases from us.
     Our publisher customers’ principal raw material is paper. Paper prices have fluctuated over the past several years, and significant unanticipated increases in paper prices could adversely affect a publisher customer’s operating income. Postage for magazine distribution and direct solicitation is another significant operating expense of our publisher customers, which primarily use the U.S. Postal Service to distribute their products. The U.S. Postal Service implemented a postal rate increase of 5.4% effective January 8, 2006, and a further rate increase for magazines is to take effect on July 15, 2007. Any significant increases in paper costs and/or postal rates that publishers are not able to offset could have a negative affect on their operating income and this in turn could negatively affect our media services operations.
Competitive pressures may result in a decrease in our revenues and profitability.
     The fulfillment and newsstand distribution services businesses are highly competitive, and some of our competitors have financial resources that are substantially greater than ours. Over the past several years, we have experienced significant price competition in the markets in which we compete. Competition in our media services businesses may come not only from other service providers, but also from our customers, who may choose to develop their internal fulfillment or distribution operations, thereby reducing demand for our services. Competitive pressures could cause our media services businesses to lose market share or result in significant price erosion that could have an adverse effect on our results of operations.
Our operating results depend in part on successful research, development and marketing of new or improved services and data processing capabilities and could suffer if we are not able to continue to successfully implement new technologies.
     We operate in highly competitive markets that are subject to rapid change, and we must therefore continue to invest in developing technologies and to improve various existing systems in order to remain competitive. There are substantial uncertainties associated with our efforts to develop new technologies and services for the magazine fulfillment and distribution markets we serve. We make significant investments in new information processing technologies and services that may or may not prove to be profitable. Even if these developments are profitable, the operating margins resulting from their application would not necessarily result in an improvement over our historical margins.
We may not be able to successfully introduce new services and data processing capabilities on a timely and cost-effective basis.
     The success of new and improved services depends on their initial and continued acceptance by the publishers and other customers with whom we conduct business. Our media services businesses are affected, to varying degrees, by technological change and shifts in customer demand. These changes result in the transition of services provided and increase the importance of being “first to market” with new services and information processing innovations. Difficulties or delays in the development, production or marketing of new services and information processing capabilities may be experienced, and may adversely affect our results of operations. These difficulties and delays could also prevent us from realizing a return on the investment required to bring new services and information processing capabilities to market on a timely and cost effective basis.
Our operations could be disrupted if our information systems fail, causing increased expenses and loss of sales.
     Our business depends on the efficient and uninterrupted operation of our computer and communications capabilities, including the maintenance of customer databases for billing and label processing, and our magazine distribution order regulation system. If a key system were to fail or experience unscheduled down-time for any reason, even if only for a short period, our operations and financial results could be adversely affected. Our systems could be damaged or interrupted by a security breach, fire, flood, power loss, telecommunications failure, break-ins or similar events. We have a formal disaster recovery plan in place, but this plan may not entirely prevent delays or other complications that could arise from an information systems failure. Our business interruption insurance may not adequately compensate us for losses that may occur.
We depend on the Internet to deliver some services, which may expose us to various risks.
     Many of our operations and services, including order taking on behalf of customers and communications with customers and suppliers, involve the use of the Internet. We are therefore subject to factors that adversely affect Internet usage, including the reliability of Internet service providers that, from time to time, have operational problems and experience service outages. Additionally, as we continue to increase the services we provide using the Internet, we are increasingly subject to risks related to the secure transmission of confidential information over public networks. Failure to prevent security breaches of our networks or those of our customers, or a security breach affecting the Internet in general could adversely affect our results of operations.
A failure to successfully migrate our customers to our new data processing system may burden us with continued additional costs.
     Since the 2003 acquisition of our Colorado fulfillment services business from Electronic Data Systems Corporation (“EDS”) we have outsourced to EDS a substantial portion of the data processing required to service that business while we developed an expanded internal data processing platform that is suitable for servicing that business along with our existing fulfillment business. We are currently in the early stages of migrating our customers from the acquired business to the new data processing platform. The migration process is technically complex and we may encounter unanticipated problems in the course of this process. If we are unable to successfully complete the migration process within an acceptable time period we will continue to be burdened with additional outsourcing costs, thereby substantially reducing the value to us of the acquired business as well as the value of our investment in the new data processing platform.

If our recently acquired subsidiary, Palm Coast Data, is not efficiently integrated with our existing fulfillment business, we may not realize the expected benefits of the acquisition, and the resources and attention required for successful integration may interrupt the business activities of Palm Coast Data and our existing business.
     On January 16, 2007, we acquired Palm Coast Data Holdco, Inc. (“Palm Coast Data”), which, through its subsidiary, is, like us, a leading United States provider of fulfillment services to the magazine publishing industry. There is a significant degree of difficulty and management involved in the process of integrating Palm Coast Data’s business and systems with our existing fulfillment business, while maintaining the ongoing operations of each business, coordinating geographically separate organizations and developing new customers and products. Successful integration will also depend in part on our ability to retain key officers and personnel in each of our business units. The integration process will require significant expansion of our operational and financial systems, which will increase the operating complexity of our information technology systems. Implementation of controls, systems and procedures may be costly and time-consuming and may not be effective.
Other Business Risks
We may be unable to obtain financing on acceptable terms, which could preclude us from continuing our operations at their current levels.
     Our operations depend on our ability to obtain financing for the development of land in the real estate business and for working capital and capital expenditure requirements in the media services business. If we are not able to obtain suitable financing, our costs could increase and our revenues could decrease, or we could be precluded from continuing our operations at current levels. Increases in interest rates can make it more difficult and expensive to obtain the funds needed to operate our businesses. The applicable interest rates on the revolving bank credit facilities that we have in place fluctuate based on changes in short-term interest rates. Increases in interest rates would increase our interest expense and adversely affect our results of operations.
We may engage in future acquisitions and may encounter difficulties in integrating the acquired businesses, and, therefore, may not realize the anticipated benefits of the acquisitions in the time frames anticipated, or at all.
     From time to time, we may seek to grow through strategic acquisitions intended to complement or expand one or more of our business segments, such as our acquisition of Palm Coast Data in January 2007, or to enable us to enter a new business. The success of these transactions will depend in part on our ability to integrate the systems and personnel acquired in these transactions into our existing business without substantial costs, delays or other operational or financial problems. We may encounter difficulties in integrating acquisitions with our operations or in separately managing a new business. Furthermore, we may not realize the degree of benefits that we anticipate when first entering into a transaction, or we may realize benefits more slowly than we anticipate. Any of these problems or delays could adversely affect our results of operations.
Our current management and internal systems may not be adequate to handle our growth.
     To manage our future growth, our management must continue to improve operational and financial systems and to expand, train, retain and manage our employee base. As we continue to grow, we will also likely need to recruit and retain additional qualified management personnel, and our ability to do so will depend upon a number of factors, including our results of operations and prospects and the level of competition then prevailing in the market for qualified personnel. At the same time, we will likely be required to manage an increasing number of relationships with various customers and other parties. If our management personnel, systems, procedures and controls are inadequate to support our operations, expansion could be slowed or halted and the opportunity to gain significant additional market share could be impaired or lost. Any inability on the part of our management to manage our growth effectively may adversely affect our results of operations.
Our business could be seriously harmed if our accounting controls and procedures are circumvented or otherwise fail to achieve their intended purposes.
     Although we evaluate our internal controls over financial reporting and our disclosure controls and procedures at the end of each quarter, any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our results of operations.

     In addition, there can be no assurance that our internal control systems and procedures, or the integration of Palm Coast Data or any other future acquisitions and their respective internal control systems and procedures, will not result in or lead to a future material weakness in our internal controls, or that we or our independent registered public accounting firm will not identify a material weakness in our internal controls in the future. If our internal controls over financial reporting are not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and the price of our securities.
     Further, deficiencies or weaknesses that are not yet identified by us could emerge and the identification and correction of these deficiencies or weaknesses could have a material adverse effect on our results of operations.
Our pension plan, which we froze in 2004, is currently underfunded and may require additional cash contributions.
     Our pension plan was underfunded by approximately $3.2 million at April 30, 2006, the end of our last fiscal year. We froze our pension plan effective March 1, 2004 so that from that date there would be no new participants in the plan and the existing participants’ future compensation would not affect their pension benefits. A key assumption underlying the actuarial calculations upon which our accounting and reporting obligations for the pension plan are based is an assumed investment rate of return of eight percent. If the pension plan assets do not realize the expected rate of return, or if any other assumptions are incorrect or are modified, we could be required to make contributions to the pension plan until the plan is fully funded, which could limit our financial flexibility.
Our quarterly operating results can fluctuate significantly.
     We have experienced, and are likely to continue to experience, significant fluctuations in our quarterly operating results, which may adversely affect our stock price. Future quarterly operating results may not align with past trends as a result of numerous factors, including many factors that result from the unpredictability of the nature and timing of real estate land sales, the variability in gross profit margins and competitive pressures.
The price of our common stock over the past year has been volatile. This volatility may make it difficult for you to sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.
     The market price for our common stock has varied between a high of $149.99 and a low of $27.25 per share in the twelve months ended January 31, 2007. This volatility may make it difficult for you to sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price fluctuations in response to market and other factors, including the other factors discussed in “Risk Factors,” and:
•	variations in our quarterly operating results;

•	downward revisions in securities analysts’ estimates;

•	material announcements by us or our competitors;

•	public sales of a substantial number of shares of our common stock following an offering; and

•	adverse changes in general market conditions or economic trends.
     In addition to the factors discussed above, our common stock is relatively thinly traded, which means that large transactions in our common stock may be difficult to conduct in a short time frame and may cause significant fluctuations in the price of our common stock. The average daily trading volume in our common stock on the New York Stock Exchange over the ten-day trading period ending on February 28, 2007 was approximately 110,000 shares per day. Further, there have been, from time to time, significant “short” positions in our common stock, consisting of borrowed shares sold, or shares sold for future delivery which may not have been borrowed. We do not know whether any of these short positions are covered by “long” positions owned by the short sellers. For example, the short interest in our common stock, as reported by the New York Stock Exchange on March 15, 2007 was 2,061,982 shares, or approximately 31% of our outstanding shares. Any attempt by the short sellers to liquidate their positions over a short period of time could cause significant volatility in the price of our common stock.
     In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition. In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.
We have a principal shareholder whose interests may conflict with other investors.
     We have a principal shareholder, Nicholas G. Karabots, who, together with certain of his affiliates, currently owns approximately 55% of our outstanding common stock, and who is expected to continue to own a substantial percentage of our outstanding common stock following the offering of securities contemplated by this prospectus. As a result, this principal shareholder exercises significant influence over our major decisions, including through his ability to vote for the members of our board of directors. Because of this voting power, the principal shareholder could influence us to make decisions that might run counter to the wishes of our other investors generally. In addition, publishing companies owned or controlled by our principal shareholder are also significant customers of our distribution business, and, as a result, the shareholder may have business interests with respect to us that differ from or conflict with those of other holders of our securities.
We do not pay regular dividends and do not anticipate paying regular dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our common stock.
     We have previously paid special dividends on our common stock of $0.85, $0.55, $0.40 and $0.25 per share following the close of our fiscal years ending April 30, 2006, 2005, 2004 and 2003. In addition to the forgoing four special annual dividends, our Board of Directors declared a special cash dividend of $3.50 per share in December 2005. We may consider special dividends from time-to-time in the future in light of conditions then existing, including our earnings, financial condition, cash position and capital requirements and other needs. No assurance, however, may be given that there will be any such future dividends declared or that future dividend declarations, if any, will be commensurate in amount or frequency with past dividends.
We are currently a “controlled company” within the meaning of the New York Stock Exchange rules. As a result, we are exempt from certain corporate governance requirements and will not need to fully comply with those requirements until one year after we are no longer a “controlled company.”
     Because Nicholas G. Karabots and certain of his affiliates together currently owns more than 50% of the voting power of our common stock, we are considered a “controlled company” for the purposes of the rules and regulations of the New York Stock Exchange. As such, we are permitted, and have elected, to opt out of the New York Stock Exchange requirements that would otherwise require our compensation and human resources committee to consist entirely of independent directors. We have also opted not to have a nominating/corporate governance committee as required by the New York Stock Exchange for non-controlled companies. If, by reason of the sale of our common stock contemplated hereby or otherwise, we are no longer considered a “controlled company” for purposes of the rules and regulations of the New York Stock Exchange, those rules and regulations provide for a 12 month transition period during which we will not need to fully comply with the otherwise applicable requirements. We will not be required to have entirely independent compensation and human resources committee and nominating/corporate governance committees until 12 months following the date on which we cease to be a controlled company, although we will need to phase in independent members for each of these committees starting on the date that we cease to be a controlled company. While we remain a controlled company and during any transition period following our ceasing to be a controlled company, you may not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.
Oklahoma law and our charter documents may impede or discourage a takeover, which could cause the market price of our common stock to decline.
     We are an Oklahoma corporation, and the anti-takeover provisions of Oklahoma law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing shareholders. Our by-laws generally prohibit us from engaging in business combinations and other transactions with an “interested shareholder” unless the transaction is approved by the holders of at least two-thirds of our then outstanding common stock.
     In addition to these by-law restrictions, some provisions of our amended certificate of incorporation and by-laws may discourage certain acts involving a fundamental change of our company. For example, our amended certificate of incorporation and our by-laws contain certain provisions that:
•	classify our board of directors into three classes, each of which serves for a term of three years, with one class being elected each year; and

•	prohibit shareholders from calling a special meeting of shareholders.

Because our board of directors is classified and our certificate of incorporation and by-laws do not otherwise provide, Section 1027 of the Oklahoma General Corporation Act permits the removal of any member of the board of directors only for cause. These provisions could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.
Terrorist attacks and threats may disrupt our operations and negatively impact our revenues, costs and stock price.
     The terrorist attacks of September 11, 2001 in the U.S., the U.S. response to those attacks and the resulting decline in consumer confidence had a substantial adverse effect on the U.S. economy. Any similar future events may disrupt our operations directly or indirectly by affecting the operations of our customers. In addition, these events have had and may continue to have an adverse impact on the U.S. economy in general and on consumer confidence and spending in particular, which could harm our revenues. Any new terrorist events or threats could have a negative effect on the U.S. and world financial markets generally, which could reduce the price of our common stock and may limit the capital resources available to us and the developers, publishers and others with whom we conduct business. If any of these events occur, they could have a significant adverse effect on our results of operations and could result in increased volatility in the market price of our common stock.

USE OF PROCEEDS
     Unless the applicable prospectus supplement for a particular issuance of securities states otherwise, we will use the net proceeds from our sales of securities covered by this prospectus for general corporate purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.
     We will not receive any proceeds from the sale of shares of our common stock by the selling securityholder.
RATIO OF EARNINGS TO FIXED CHARGES
     The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

						Nine Months
						Ended
	Fiscal Year Ended April 30,					January 31,
	2002	2003	2004	2005	2006	2007

Ratio of earnings to fixed charges	2.61	4.99	4.36	6.71	10.69	24.92
     The ratio of earnings to fixed charges has been computed by dividing total earnings available to cover fixed charges by total fixed charges. Earnings available to cover fixed charges were calculated by adding income from continuing operations before income taxes and fixed charges less capitalized interest. Fixed charges consist of interest expense, net, capitalized interest and an estimate of rent expense as representative of the interest portion of rentals.

SELLING SECURITYHOLDER
     The selling securityholder referred to in this prospectus is The Karabots Foundation (the “Foundation”), a tax-exempt, non-profit corporation that currently holds an aggregate of 580,165 shares of our common stock, which represented approximately 8.7% of our outstanding common stock as of January 31, 2007. The Foundation acquired 322,100 of its shares on December 31, 2001 and 183,065 of its shares on December 31, 2002 in two separate gift transactions from one of its founders, Nicholas G. Karabots, who is also a member of our board of directors and a holder of a significant portion of our outstanding common stock. The Foundation received the remainder of its shares on December 31, 2002 as a gift from Glendi Publications, Inc., a company owned by Mr. Karabots. The Foundation’s acquisition of our shares gave rise to an “excess business holding” for the Foundation, within the meaning of Section 4943 of the Internal Revenue Code of 1986, as amended (the “Code”), which imposes prohibitively expensive excise taxes on private foundations, such as the Foundation, that fail to dispose of any such excess business holdings within a specified period. It is anticipated that the Foundation will sell approximately 450,000 of its shares of our common stock, the minimum number required by the Code for the Foundation to avoid liability for those excise taxes.
     The prospectus supplement for any offering of the common stock by the Foundation will include the amount and percentage of the common stock held by the Foundation before and after the offering and the number of shares of our common stock offered by the Foundation.

GENERAL DESCRIPTION OF SECURITIES
     This prospectus, including any information incorporated by reference into this prospectus, together with the additional information included in any applicable prospectus supplement, contains a summary of the material terms and provisions of the securities that we or the selling securityholder may offer under this prospectus. When we or the selling securityholder offer to sell a particular class or series of securities other than our common stock, which is described below, we will describe the specific terms of the securities in a supplement to this prospectus. Accordingly, for a description of the terms of any class or series of securities other than our common stock, you must refer to both the prospectus supplement relating to that class or series and the description of the securities described in this prospectus. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities. To the extent the information contained in a prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
     The securities offered by this prospectus may be offered in amounts, at prices and on terms to be determined at the time of the offering. The aggregate initial offering price of securities offered by us under this prospectus will not exceed $150,000,000. The selling securityholder may also offer and sell up to an additional 450,000 shares of our common stock under this prospectus. These summaries are not meant to be a complete description of each security.
DESCRIPTION OF CAPITAL STOCK
          The following is a general description of our capital stock. For a more detailed description and the complete terms of these securities, you should read our certificate of incorporation, as amended from time to time, and our by-laws, as amended from time to time. The Oklahoma General Corporation Act (“OGCA”) may also affect the terms of these securities.
Authorized Capital Stock
     We are authorized to issue a total of 20,000,000 shares of capital stock, consisting entirely of common stock, par value $0.10 per share. As of April 2, 2007, there were 6,653,612 shares of common stock issued and outstanding.
Common Stock
     General. Each share of our common stock has the same rights and privileges. Holders of our common stock do not have any preferences or any preemptive, conversion or exchange rights. All of our outstanding shares of common stock are fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “AXR.”
     Voting Rights. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our shareholders and are entitled to one vote for each share of common stock held. Our amended certificate of incorporation and by-laws do not provide for cumulative voting.
     Dividends. The holders of our common stock are entitled to participate ratably in dividends payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends.
     Liquidation and Distribution. If we voluntarily or involuntarily liquidate, dissolve or wind-up, or upon any distribution of our assets, the holders of our common stock will be entitled to receive all of the assets remaining after payment of liabilities and amounts owed to creditors, equally and ratably in proportion to the number of shares of common stock held by them.
Certain Charter and By-law Provisions; Oklahoma Law
     Some sections of our amended certificate of incorporation and amended by-laws and provisions of Oklahoma law may discourage certain transactions involving a change in control of our company.
     Special Meetings. Our amended by-laws provide that special meetings of our shareholders may be called only by the chairman of the board, the president or a majority of the members of the board of directors. This provision may make it more difficult for shareholders to take actions opposed by the board of directors.
     Classified Board of Directors. Our amended certificate of incorporation and amended by-laws contain provisions that classify our board of directors into three classes, with one class being elected each year. Because our amended certificate of incorporation and amended by-laws do not otherwise provide, Section 1027 of the OGCA permits the removal of any member of our board of directors only for cause. These provisions could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock.
     No Cumulative Voting. The OGCA provides that shareholders are not entitled to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, minority shareholders holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.
     Amendment of By-laws. Our amended certificate of incorporation permits our board of directors to adopt, amend and repeal our by-laws. Our amended by-laws do not permit shareholders to amend the bylaws.
     Certain Business Combinations and Transactions with “interested shareholders.” Our amended certificate of incorporation prohibits us from:
1.	engaging in a merger or consolidation with an “interested shareholder” or affiliate of an interested shareholder;

2.	selling, leasing, exchanging, mortgaging, pledging or transferring assets valued in excess of $5 million to, or with, an interested shareholder or affiliate;

3.	issuing to an interested shareholder or affiliate our shares or shares of our subsidiaries with a value in excess of $5 million;

4.	adopting a plan or proposal for liquidation or dissolution advanced by an interested shareholder or affiliate of an interested shareholder, or

5.	reclassifying, recapitalizing, entering into a merger or consolidation of our subsidiaries, or entering into any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of outstanding shares held by an interested shareholder or affiliate of an interested shareholder unless, in each case, such transaction is approved by the holders of at least two-thirds of the then outstanding shares of our common stock. This provision, however, does not apply to any of the above transactions if:
1.	the shareholders would not receive cash or any other consideration (including retaining their common stock in a transaction in which we survive) in their capacities as shareholders and, before the transaction, at least 75% of the board of directors has approved the transaction, or

2.	(i) the shareholders would receive cash or other consideration, (ii) before the transaction, at least 75% of the board of directors approved the transaction and (iii) all of the conditions set forth in the following subclauses (A) through (F) shall have been met:
(A) the price per share of our common stock meets certain minimums as specified in our by-laws;
(B) the consideration is cash or whatever form of consideration that the interested shareholder used to acquire our common stock (or the largest block of our common stock if acquired in a series of transactions);
(C) since becoming an interested shareholder and until the consummation of the proposed transaction there have been (1) no reduction in dividends and (2) appropriate increases to dividends to reflect any reclassifications, recapitalizations, reorganizations or any similar transactions, unless in the case of (1) or (2) the alternative has been approved by at least 75% of our board of directors;
(D) since becoming an interested shareholder and until the consummation of the proposed transaction the interested shareholder has not acquired beneficial ownership of additional shares, except as the result of a dividend or stock split;
(E) since becoming an interested shareholder and until the proposed transaction the interested shareholder has not received benefit, directly or indirectly, of any loans, advances, guarantees pledges or other financial assistance or any tax credits or other tax advantages from us; and

(F) a proxy or information statement describing the proposed transaction is mailed to our other shareholders, regardless of whether such proxy or information statement is required under the Exchange Act.
Under our amended certificate of incorporation, an “interested shareholder” is defined, generally, as any person who or which (i) is the beneficial owner, directly or indirectly, of 10% or more of our outstanding common stock; (ii) is an affiliate of our company, and at any time within the two-year period immediately prior to the date of determination of “interested shareholder” status, was the beneficial owner, directly or indirectly, of 10% or more of our then outstanding common stock or (iii) is an assignee of or has otherwise succeeded to any shares of our common stock which were at any time within the two-year period immediately prior to the date of determination of “interested shareholder” status beneficially owned by an interested shareholder, if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.
Transfer Agent and Registrar
     The transfer agent and registrar for any shares of our common stock will be set forth in the applicable prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
     The following is a general description of the debt securities which we may issue from time to time. The particular terms relating to each debt security will be described in the applicable prospectus supplement.
     The debt securities will be our direct obligations and will either be senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt. The senior debt securities will be issued under a senior indenture and the subordinated debt securities will be issued under a subordinated indenture, each between us and the trustee named in the applicable prospectus supplement This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “Indentures.”
     The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to and qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements thereto entered into from time to time which are permitted under each Indenture) and the debt securities, including the definitions of certain terms contained therein.
Terms Applicable to Debt Securities
     No Limit on Debt Amounts. The Indentures do not limit the aggregate principal amount of debt securities which can be issued under the Indentures. These amounts are set from time to time by our Board of Directors.
     Prospectus Supplements. The applicable prospectus supplement will summarize the specific terms for the debt securities and the related offering including, with respect to each series of debt securities, some or all of the following:
•	the title and form of the securities including whether the debt securities are senior debt securities or subordinated debt securities;

•	the offering price;

•	any limit on the aggregate principal amount of the debt securities that may be issued;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest or the method of determining such rate or rates, if any;

•	the date or dates on which interest will accrue, or how the dates will be determined, the interest payment dates and any related record dates;

•	the place or places where debt securities may be surrendered for registration of transfer or for exchange, where notices and demands to or upon us in respect of the debt securities and the Indentures may be served and where notices to holders will be published;

•	the terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation and the other terms and conditions of such obligation;

•	the currency or currencies in which the debt securities will be denominated or payable, if other than U.S. dollars;

•	any index, formula or other method by which payments on the debt securities will be determined, and any special voting or defeasance provisions in connection with a determination, if the amount of payments are to be determined with reference to an index, formula or other method;

•	the persons to whom payments of interest will be made;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of defaults or covenants;

•	any special tax implications of the debt securities, including under what circumstances, if any, and with what procedures and documentation we will pay additional amounts on the debt securities held by a non-U.S. person in respect of taxes, assessments or similar charges withheld or deducted and, if so, the terms related to any option we will have to redeem those debt securities rather than pay those additional amounts;

•	whether or not the debt securities will be issued in global form and who the depository will be;

•	any restrictions on the registration, transfer or exchange of the debt securities;

•	the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other debt securities, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option;

•	if the debt securities are convertible or exchangeable, the events or circumstances which will result in adjustments to the conversion or exchange price and the formulae for determining the adjusted price;

•	whether the debt securities are secured or unsecured, and if secured, the amount and form of the security and related terms;

•	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the subordination terms of any subordinated debt securities; and

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount.
     A series of debt securities may be issued under the relevant Indenture as original issue discount securities, which are securities that are offered and sold at a substantial discount from their stated principal amount. In addition, debt securities offered and sold at their stated principal amount may under some circumstances, pursuant to applicable Treasury Regulations, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to those securities.
     Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.
     Covenants. We will agree in the Indentures to:
•	pay the principal, interest and any premium on the debt securities when due;

•	maintain an office or agency, where debt securities may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the debt securities and the relevant Indenture(s) may be served;

•	prepare and file or deliver certain reports, as more fully specified in the relevant Indenture, with the trustee under the relevant Indenture, the SEC, and/or registered holders of debt securities, as the case may be;

•	deliver to the trustee under the relevant Indenture, as more fully specified in that Indenture, officers’ certificates relating to our compliance under the relevant Indenture and the occurrence of any default or event of default under that Indenture;

•	file with the trustee under the relevant Indenture and the SEC, in accordance with, and as may be required by, the rules and regulations prescribed from time to time by the SEC, the additional information, documents and reports with respect to compliance by our company with the conditions and covenants provided for in the relevant Indenture;

•	unless our board of directors determines that it is no longer desirable in the conduct of our business and our subsidiaries, taken as a whole, and that there will be no adverse impact in any material respect to the holders of debt securities, subject to those exceptions as more fully specified in the relevant Indenture, do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, and the corporate, partnership or other existence of each of our significant subsidiaries, in accordance with their respective organizational documents; and

•	not at any time to seek application of any applicable stay, extension or usury law that may affect the covenants or the performance under the Indentures.
     Subordination. The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions applicable to those securities. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness. Under the subordinated Indenture, “Senior Indebtedness” may mean all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated Indenture, or thereafter incurred or created:
•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

•	However, Senior Indebtedness will not include:

•	any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any of our subsidiaries or other affiliates; and

•	any liability for federal, state, local or other taxes owed or owing by us.
     Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
     Unless otherwise provided in the applicable prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.
     In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.
     If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:
•	any dissolution or winding-up or liquidation or reorganization of our company, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.
     In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee or holder of any subordinated debt securities in contravention of any of the terms of the subordinated Indenture, and such trustee or holder has actual knowledge that such payment or distribution is prohibited, and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.
     The subordinated Indenture does not limit the issuance of additional Senior Indebtedness.
     Events of Default. Unless the applicable prospectus supplement specifies otherwise, the following are events of default under the Indentures with respect to each series of debt securities:
•	our failure to pay the principal or premium (if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to pay any interest on any debt security of such series within 30 days following the due date;

•	our failure to observe or perform any other covenant, representation, warranty or other agreement in the Indenture applicable to such debt securities series and that failure continues for 90 days after we receive notice of such failure; and

•	certain events of bankruptcy, insolvency or reorganization occur, whether voluntary or not.
     The prospectus supplement for a particular series may describe additional or different events of default that apply to that series. An event of default with respect to one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.
     If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the applicable Indenture has actual knowledge thereof, the trustee will mail to the holders of debt securities of the affected series a notice to that effect within 90 days after it occurs. Except in the case of a default in the payment of principal or interest, the trustee under the applicable Indenture may withhold notice if and so long as a committee of the trustee’s responsible officers in good faith determines that withholding the notice is in the interests of the holders of debt securities of the affected series.
     Any past default under the applicable Indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.
     The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under the applicable Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable Indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.
     No holder of a debt security of any series may institute any action against us under any Indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable Indenture; (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.
     We will periodically file statements with the trustees regarding our compliance with the covenants in the Indentures.
     Consolidation, Merger and Sale of Assets. We will not consolidate or merge into any other corporation, or sell to any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and no corporation may merge or consolidate into us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:
•	we are the surviving entity; or

•	the successor or surviving entity expressly assumes all of our obligations under the debt securities and the Indentures pursuant to supplemental indentures in forms reasonably satisfactory to the trustee(s) under the relevant Indentures and either (A) is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia or (B) if not organized in any such jurisdiction, then (1) the successor or surviving entity agrees to be subject to the service of process laws of the State of New York, and (2) under the laws of its jurisdiction of organization, payments on the securities would not be subject to withholding tax; and, in any case,

•	immediately after giving effect to such transaction, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing.
     Upon any consolidation, merger or transfer, the successor will be substituted for us under the Indentures. In the case of a sale of all of our assets that meets the requirements stated in the immediately preceding paragraph, we will be relieved of all obligations and covenants under the Indenture and the debt securities.
     Legal Defeasance and Covenant Defeasance. Unless otherwise indicated in the applicable prospectus supplement, we may discharge or defease our obligations under the Indentures as set forth below.
     We may discharge certain obligations to holders of any series of debt securities issued under the Indentures that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash in U.S. dollars sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable Indenture.
     If indicated in the applicable prospectus supplement, we may elect with respect to a series of debt securities at our option and subject to the satisfaction of the conditions described below, either (i) to be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of the applicable series and to have satisfied all of our other obligations under the debt securities of the applicable series and under the provisions of the relevant Indenture (except as otherwise provided in the relevant Indenture) (“legal defeasance”) or (ii) to be released from our obligations under the relevant Indenture with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”).
     We can exercise legal or covenant defeasance if we satisfy the following conditions:
•	we must irrevocably deposit with the applicable Indenture trustee (or another trustee meeting certain eligibility requirements and agreeing to be bound by the applicable provisions of the relevant Indenture), in trust, for the benefit of the holders of the applicable series of debt securities;

•	cash in United States dollars,

•	non-callable and non-redeemable direct obligations of the United States of America or of an agency or instrumentality controlled or supervised by the United States of America, in each instance, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, or

•	a combination of the foregoing,
sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and the interest and premium, if any, on the outstanding debt securities of the applicable series on their stated maturity or applicable redemption date, as the case may be, and any mandatory sinking fund payments applicable to that particular series of the debt securities on the days on which the payments are due;
•	we must deliver to the applicable trustee an opinion of counsel confirming that the holders of the outstanding securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance;

•	no default or event of default shall have occurred and be continuing on the date of the deposit of the amounts to be held in trust for the benefit of the holders (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) or in the case of any insolvency-related defaults, at any time in the period ending on the 91st day after the date of the deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws which apply to the deposit by us); and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.
     After satisfying the conditions for legal defeasance, the applicable debt securities will be deemed outstanding only for limited purposes as more fully set forth in the relevant Indenture. After legal defeasance, the holders of outstanding debt securities will have to rely solely on the deposits we make to the trust for repayment on the debt securities.
     After satisfying the conditions for covenant defeasance, the debt securities of the applicable series will be deemed not outstanding for the purposes of the covenants from which we have been released, but will continue to be deemed outstanding for all other purposes under the relevant Indenture.
     The applicable prospectus supplement may further describe additional provisions, if any, permitting legal defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
     Modifications and Amendments. Under the Indentures, we and the applicable trustee may supplement the Indentures for certain purposes that would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders, including:
•	to evidence the succession of another person to us, or successive successions, and the assumption by the successor of our covenants, agreements and obligations under the Indentures;

•	to add such further covenants, restrictions or conditions or to add guarantees or security for the protection or for the benefit of the holders of debt securities as our board of directors and the trustee under the Indentures shall consider to be for the protection of the holders;

•	to provide for the issuance under the Indentures of securities in coupon form and to provide for exchangeability of such securities with the securities issued under the Indentures in fully registered form and to make all appropriate changes for such purpose;

•	to provide for the issuance of uncertificated securities in addition to or in place of certificated securities;

•	to cure any ambiguity or error or to correct or supplement any provision contained in the Indentures or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the Indentures or in any supplemental indenture;

•	to evidence and provide for the acceptance of appointment under the Indentures by a successor trustee with respect to the securities;

•	to provide for the issuance of and establish the form and terms and conditions of the securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of the Indentures or any series of debt securities, or to add to the rights of the holders of any series of debt securities; or

•	to comply with the requirements of the SEC or to effect or maintain the qualification of the Indentures under the Trust Indenture Act of 1939, as amended.
     We and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification that would:
•	reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation, if any, of any debt securities of any series or alter the provisions with respect to the redemption of the debt securities;

•	reduce the rate, or change the time for payment, of interest, including default interest, on any debt security of any series;

•	waive a default or event of default in the payment of principal of, or interest or premium on, the debt securities of any series, except a rescission of acceleration of the debt securities by the holders of a majority in aggregate principal amount of the debt securities of any series and a waiver of the payment default that resulted from that acceleration;

•	make any debt security of any series payable in currency other than that stated in the debt securities of that series;

•	make any change in the provisions of the Indenture relating to waivers of past defaults or the rights of the holders of debt securities to receive payments of principal of or interest or premium on the debt securities;

•	waive a redemption payment with respect to any debt security of any series;

•	make any change in the right of any holders of debt securities of any series regarding waivers of defaults or impair or affect the right of any holder of a debt security to receive payment of principal, premium, if any, and interest on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

•	make any change in the above amendment and waiver provisions.
     Information Concerning the Trustee. The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the trustee for the debt securities offered. We may also maintain bank accounts, borrow money and have other customary banking or investment banking relationships with the trustee, or its affiliates, in the ordinary course of business.

     Form, Exchange, Transfer. Unless otherwise specified in the prospectus supplement, debt securities will be issued in registered form without coupons, in denominations of $1,000 or any integral multiple thereof. They may also be issued in global form with accompanying book-entry procedures as outlined below.
     A holder of debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. They are transferable at the corporate trust office of the trustee or at any transfer agent designated by us for that purpose. No charge will be made for any such exchange or transfer except for any tax or governmental charge related to such exchange or transfer, other than exchanges not involving any transfer such as the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed or purchased in part.
     Global Securities. The registered debt securities may be issued in the form of one or more fully registered global securities that will be deposited with and registered in the name of a depositary or with a nominee for a depositary identified in the prospectus supplement.
     The specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement.
     Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security (“participants”) or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the principal amounts of the debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.
     So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:
•	be entitled to have the debt securities represented by such registered global security registered in their names;

•	receive or be entitled to receive physical delivery of such debt securities in definitive forms; or

•	be considered the owners or holders of the debt securities.
     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to take any action that a holder is entitled to take under the applicable Indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.
     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payment made on account of beneficial ownership interests in such registered global security.
     We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.”
     We may at any time determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the registered global security or securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.
     If provided in a prospectus supplement relating to a series of debt securities, the debt securities of that series may also be issued in the form of one or more global securities that will be deposited with a common depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement.
DESCRIPTION OF WARRANTS
     The following description describes the general terms and provisions of the warrants to which any prospectus supplement may relate. The prospectus supplement relating to the warrants will describe the particular term of the warrants and the extent, if any, to which these general provisions may apply to the warrants offered.
     We may issue warrants to purchase debt securities, common stock or any combination thereof. The warrants may be issued independently or together with any other securities and may be attached or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants of any series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.
     The applicable prospectus supplement will describe the terms of any warrants and the related offering in respect of which this prospectus is being delivered, including the following:
•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants and the number of such underlying securities issuable upon exercise of the warrants;

•	the price or prices at which the warrants may be exercised to purchase the securities underlying them;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the other securities with which the warrants are issued and the number of such warrants issued with each such other security;

•	if applicable, the date on and after which the warrants and other securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS
     We may issue units consisting of common stock, warrants, debt securities or any combination thereof. The applicable prospectus supplement will describe the terms of any units including the following:
•	the terms of the units and each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately;

•	the terms of any unit agreement governing the units; and

•	the provisions for the payment, settlement, transfer or exchange of the units.
PLAN OF DISTRIBUTION
     We and the selling securityholder may sell the securities being offered hereby in any of, or any combination of, the following ways: directly to one or more purchasers; through agents; through underwriters; and/or through dealers. The prospectus supplement will include the names of underwriters, dealers or agents that we or the selling securityholder retain; the purchase price of the securities; our and/or the selling securityholder’s proceeds from the sale; any underwriting discounts or commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities may be listed.
          The securities may be sold at varying fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The securities may be sold in one or more of, or a combination of, the following transactions:
•	underwritten offerings;

•	a block trade in which a broker-dealer may attempt to sell the shares as agent, but may position or resell all or a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal and resale by the broker-dealer for its account;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	put or call transactions;

•	ordinary brokerage transactions in which a broker solicits purchases;

•	privately negotiated transactions; or

•	any other methods permitted under applicable law.
     Our common stock is quoted on the New York Stock Exchange. Unless otherwise specified in the related prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriter may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities on an exchange, but are not obligated to do so. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.
     If we or the selling securityholder use a dealer in the sale of the securities in respect of which this prospectus is delivered, we or the selling securityholder will sell the securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.
     Offers to purchase the securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by us to these agents will be described, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

     Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriter. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of the securities will be obligated to purchase all such securities if any are purchased.
     We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be described in a related prospectus supplement. If we grant any over-allotment option, its terms will be described in the related prospectus supplement.
     If the securities are sold by means of an underwritten offering, we or the selling securityholder, as applicable, will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be described in the related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. Participants in the offering may be entitled under relevant agreements with us or the selling securityholder to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which those persons may be required to make in respect thereof.
     In connection with the offering of securities, persons participating in the offering may make short sales of the securities and purchase these securities on the open market to cover positions created by short sales. Such sales involve the sale by such persons of securities that they are required to purchase in an offering. Short sales may be either covered or naked. Covered short sales are sales made in an amount not greater than the participant’s over-allotment option to purchase additional securities in the offering; naked short sales are sales in excess of any over-allotment option. Offering participants may close out a covered short position either by exercising their over-allotment option, if any, or purchasing securities; naked short positions must be closed by purchasing securities. Naked short positions are more likely to be created if the offering participants are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Purchases to cover syndicate short sales may raise or maintain the market price of the securities or prevent or retard a decline in the market price of the securities. As a result, the price of the securities may be higher as a result of syndicate short sales than it would otherwise be in an open market. Persons participating in the offering may engage in other transactions that stabilize, maintain or otherwise affect the price of the securities being offered, including over-allotment and stabilizing transactions in such securities, or the imposition of a penalty bid, in connection with the offering.
     Participants in the offering may be customers of, engage in transactions with, or perform services for, us in the ordinary course of our business.
     We and the selling securityholder may also directly solicit offers to purchase securities and those sales may be made by us or the selling securityholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the applicable prospectus supplement.
LEGAL MATTERS
     Certain legal matters in connection with the legality of any common stock, debt securities, warrants and units offered hereby will be passed upon for us by Drinker Biddle & Reath LLP.
EXPERTS
     The consolidated financial statements of AMREP Corporation appearing in its Annual Report on Form 10-K for the year ended April 30, 2006 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their report thereon and incorporated by reference into this prospectus. Such consolidated financial statements are incorporated by reference into this prospectus in reliance upon such report, incorporated herein by reference, and upon the authority of such firm as experts in auditing and accounting.
     The consolidated balance sheet of Palm Coast Data Holdco, Inc. and its subsidiary as of June 30, 2006, and the related consolidated statement of operations, shareholders’ equity and cash flows for the period from August 10, 2005 (date of inception) to June 30, 2006, and the consolidated balance sheets of Palm Coast Data Holdings L.L.C. and its subsidiary as of

August 9, 2005 and December 31, 2004, and the related consolidated statements of income and comprehensive income, members’ equity and cash flows for the period from January 1, 2005 to August 9, 2005 and the years ended December 31, 2004 and 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of such firm as experts in auditing and accounting. The audit report on the consolidated financial statements of Palm Coast Data Holdings L.L.C. contains an explanatory paragraph that states that the members’ units of Palm Coast Data Holdings L.L.C. were acquired by Palm Coast Data Holdco, Inc. on August 9, 2005.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement (including the exhibits, schedules and amendments to the registration statement) on Form S-3 under the Securities Act for the offering of the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and the securities offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, where the contract, agreement or other document is an exhibit to the registration statement, each statement is qualified in all respects by the provisions of the exhibit, to which reference is now made.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information concerning us can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. Our common stock is listed on the New York Stock Exchange under the symbol “AXR.” We maintain a website with the address www.amrepcorp.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this prospectus.
     The following documents are incorporated by reference into this prospectus and considered part of this prospectus:
•	Our Annual Report on Form 10-K for our fiscal year ended April 30, 2006, filed on July 27, 2006;

•	Our Quarterly Reports on Form 10-Q for our fiscal quarters ended July 31, 2006, October 31, 2006 and January 31, 2007 filed on September 14, 2006, December 14, 2006 and March 19, 2007, respectively;

•	Our Current Reports on Form 8-K filed on May 24, 2006, September 21, 2006 (both filings), September 25, 2006, October 24, 2006, October 31, 2006, November 9, 2006, November 21, 2006, January 12, 2007, January 19, 2007 (and Amendment No. 1 thereto on Form 8-K/A filed on March 15, 2007) and March 21, 2007.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K) after the date of this prospectus and before the termination of this offering shall be deemed to be incorporated by reference into this prospectus, and to be a part hereof. Any statement contained in this prospectus or in a document incorporated by reference into this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.
     We will provide to you without charge, upon receipt of your written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into such documents. You should direct written or telephone requests to Irving Needleman, General Counsel, AMREP Corporation, 300 Alexander Park, Suite 204, Princeton, New Jersey 08540, telephone (609) 716-8200.

AMREP CORPORATION
[LOGO]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     The following table sets forth an estimate of the fees and expenses expected to be incurred by AMREP Corporation in connection with the issuance and distribution of the securities registered hereby, other than underwriting fees and discounts. All of these expenses, except for the registration fee, are estimates:

Securities and Exchange Commission Registration Fee	$5,685.75
Printing and Engraving Expenses	$8,000.00
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$25,000.00
Trustee’s Fees and Expenses	$7,500.00
Miscellaneous Expenses	$5,000.00

Total	$76,185.75

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 1006(B)(7) of the Oklahoma General Corporation Act allows a corporation to eliminate or limit the personal liability of directors to a corporation or its shareholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its shareholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Oklahoma corporate law or obtained an improper personal benefit.
     Section 1031 of the Oklahoma General Corporation Act allows an Oklahoma corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. An Oklahoma corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions as described above against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith.
     Our amended certificate of incorporation provides that no director shall have personal liability to us or to our shareholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 1006(B)(7) (or any successor provision) of the Oklahoma General Corporation Act, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. Our amended certificate of incorporation also provides for the indemnification of each of our directors and senior officers for third party actions and actions by or on our behalf that mirror Section 1031 of the Oklahoma General Corporation Act. Our amended certificate of incorporation also provides that we may also provide indemnification for our officers, employees and agents consistent with Section 1031 of the Oklahoma General Corporation Act.
     We maintain directors’ and officers’ liability insurance to insure our directors and officers against certain liabilities.
ITEM 16. EXHIBITS

EXHIBIT
NUMBER	ITEM

1.1(1)	Form of Underwriting Agreement.

2.1(2)	Agreement and Plan of Merger by and among AMREP Corporation, Kable Media Services, Inc., Glen Garry Acquisition, Inc., Palm Coast Data Holdco, Inc., Palm Coast Data LLC and the Sellers set forth on the signature page thereto, dated as of November 7, 2006 (incorporated by reference to Exhibit 2.1 to registrant’s Current Report on Form 8-K filed on January 19, 2007).

3.1(2)	Certificate of Incorporation, as amended.

3.4(2)	By-laws, as amended (incorporated by reference to Exhibit 3(b) to registrant’s Quarterly Report on Form 10-Q filed on December 14, 2006).

4.1(1)	Specimen common stock certificate.

4.2(2)	Form of senior debt securities indenture.

4.3(2)	Form of subordinated debt securities indenture.

4.4(2)	Form of senior debt securities (included in Exhibit 4.2).

4.5(2)	Form of subordinated debt securities (included in Exhibit 4.3).

4.6(1)	Form of debt warrant agreement, including form of warrant.

4.7(1)	Form of equity warrant agreement, including form of warrant.

5.1	Opinion of Drinker Biddle & Reath LLP.

12.1(2)	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of McGladrey & Pullen, LLP (Independent Registered Public Accounting Firm).

23.2	Consent of KPMG LLP (Independent Auditors).

23.3(2)	Consent of Drinker Biddle & Reath LLP.

24.1(2)	Power of Attorney.

25.1(1)	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

(1)	To the extent applicable, to be filed by amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.

(2)	Previously Filed.

ITEM 17. UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424(b);
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (d) The undersigned registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the borough of Princeton, State of New Jersey, on April 27, 2007.

AMREP CORPORATION
By:	/s/ Peter M. Pizza
Peter M. Pizza
Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ Peter M. Pizza Peter M. Pizza	Vice President and Chief Financial Officer of the Company**	April 27, 2007

* James Wall	Director and Senior Vice President of the Company**	April 27, 2007

* Michael P. Duloc	President, Kable Media Services, Inc.**	April 27, 2007

* Edward B. Cloues, II	Director	April 27, 2007

* Jonathan B. Weller	Director	April 27, 2007

* Nicholas G. Karabots	Director	April 27, 2007

* Albert V. Russo	Director	April 27, 2007

* Samuel N. Seidman	Director	April 27, 2007

* Lonnie A. Coombs	Director	April 27, 2007

*By:	/s/ Peter M. Pizza	April 27, 2007
Peter M. Pizza,
Attorney-in-fact

**	The registrant is a holding company which does substantially all of its business through two wholly-owned subsidiaries (and their subsidiaries). Those wholly-owned subsidiaries are AMREP Southwest Inc. (“ASW”) and Kable Media Services, Inc. (“Kable”). James Wall is the principal executive officer of ASW, and Michael P. Duloc is the principal executive officer of Kable. The registrant has no chief executive officer. Its executive officers include James Wall, Senior Vice President and Peter M. Pizza, Vice President and Chief Financial Officer and Michael P. Duloc, who may be deemed an executive officer by reason of his position with Kable.

EXHIBIT INDEX

EXHIBIT
NUMBER	ITEM

1.1(1)	Form of Underwriting Agreement.

2.1(2)	Agreement and Plan of Merger by and among AMREP Corporation, Kable Media Services, Inc., Glen Garry Acquisition, Inc., Palm Coast Data Holdco, Inc., Palm Coast Data LLC and the Sellers set forth on the signature page thereto, dated as of November 7, 2006 (incorporated by reference to Exhibit 2.1 to registrant’s Current Report on Form 8-K filed on January 19, 2007).

3.1(2)	Certificate of Incorporation, as amended.

3.4(2)	By-laws, as amended (incorporated by reference to Exhibit 3(b) to registrant’s Quarterly Report on Form 10-Q filed on December 14, 2006).

4.1(1)	Specimen common stock certificate.

4.2(2)	Form of senior debt securities indenture.

4.3(2)	Form of subordinated debt securities indenture.

4.4(2)	Form of senior debt securities (included in Exhibit 4.2).

4.5(2)	Form of subordinated debt securities (included in Exhibit 4.3).

4.6(1)	Form of debt warrant agreement, including form of warrant.

4.7(1)	Form of equity warrant agreement, including form of warrant.

5.1	Opinion of Drinker Biddle & Reath LLP.

12.1(2)	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of McGladrey & Pullen, LLP (Independent Registered Public Accounting Firm).

23.2	Consent of KPMG LLP (Independent Auditors).

23.3(2)	Consent of Drinker Biddle & Reath LLP.

24.1(2)	Power of Attorney.

25.1(1)	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

(1)	To the extent applicable, to be filed by amendment or as an exhibit to a document filed under the Securities Exchange Act of 1934, as amended, and incorporated by reference herein.

(2)	Previously filed.